Exhibit 10.3

AMENDMENT

TO THE

C&J ENERGY SERVICES, INC.

2006 STOCK OPTION PLAN

May 29, 2012

WHEREAS, C&J Energy Services, Inc. (the “Company”) has heretofore adopted the C&J Energy Services, Inc. 2006 Stock Option Plan (the “2006 Plan”) under which stock options have been granted to employees, directors, and consultants of the Company;

WHEREAS, on April 5, 2012 the Compensation Committee of the Board of Directors of the Company approved the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan (the “2012 Plan”), to be effective upon approval by the Company’s stockholders at the 2012 Annual Meeting of Stockholders, under which stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards, dividend equivalent rights, and share awards may be granted to employees, directors, and consultants of the Company;

WHEREAS, the Company’s stockholders approved the adoption of the 2012 Plan at the 2012 Annual Meeting of Stockholders held on May 29, 2012, and the Company now desires to amend the 2006 Plan effective as of the effective date of the 2012 Plan (the “2012 Plan Effective Date”).

NOW, THEREFORE, the 2006 Plan is hereby amended as follows, effective as provided below:

1)	Capitalized terms used by not defined herein shall have the meanings attributed to such terms in the 2006 Plan.

2)	Notwithstanding any provision of the 2006 Plan to the contrary:

a)	Any Award outstanding under the 2006 Plan as of the 2012 Plan Effective Date shall continue to be subject to the terms of the 2006 Plan and the applicable Award Agreement.

b)	If, and to the extent, an Award originally granted pursuant to the terms of the 2006 Plan is terminated by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock, any and all shares of Common Stock associated with such Award shall become available to be granted pursuant to a new award under the terms of the 2012 Plan.

3)	As amended hereby, the 2006 Plan is specifically ratified and reaffirmed.